Exhibit 99.1

Inergy Reports Record Earnings

***********

Updates Fiscal 2007 Adjusted EBITDA Guidance

Kansas City, MO (May 9, 2007) – Inergy, L.P. (NASDAQ:NRGY) and Inergy Holdings, L.P. (NASDAQ:NRGP) today each reported results of operations for the quarter and six month period ended March 31, 2007.

Highlights

Inergy, L.P. (Inergy) reported Adjusted EBITDA of $119.4 million for the quarter ended March 31, 2007, an increase of $21.2 million, or approximately 22% over the $98.2 million reported in the second quarter of last year. Net income, excluding certain items as discussed below, increased to $86.5 million, or $1.70 per diluted limited partner unit for the quarter ended March 31, 2007, from $65.2 million, or $1.48 per diluted limited partner unit in 2006.

For the six-month period ended March 31, 2007, Adjusted EBITDA increased approximately 16% to $184.0 million from $158.7 million for the same prior-year period. Net income for the six months ended March 31, 2007, excluding certain items as discussed below, increased to $116.8 million, or $2.25 per diluted limited partner unit, from $92.4 million, or $2.05 per diluted limited partner unit in 2006.

“Our results this quarter are exceptional with all business units exceeding expectations. We are pleased to further build on our track record of consistent and improving operational and financial performance,” said John Sherman, President and CEO of Inergy. “We are positioned to deliver another outstanding year on behalf of our unitholders while maintaining an expansive view on future growth and development.”

Guidance Update

Inergy, L.P. also updates its Adjusted EBITDA guidance for the full fiscal year ended September 30, 2007 to the range of $206 million to $210 million, well above the high end of its previous guided range.

As previously announced, the Board of Directors of Inergy’s general partner increased Inergy’s quarterly cash distribution to $0.575 per limited partner unit ($2.30 annually) for the quarter ended March 31, 2007. This represents an approximate 6% increase over the distribution for the same quarter of the prior year. The distribution will be paid on May 15, 2007, to unitholders of record as of May 8, 2007.

Also as previously announced, Inergy completed the acquisition of the Stagecoach lateral pipeline in the quarter ended March 31, 2007. The acquisition is expected to be immediately accretive on a distributable cash flow per unit basis.

Inergy, L.P.

In the quarter ended March 31, 2007, retail propane gallon sales increased 10% to 152.5 million gallons compared to 138.9 million gallons sold in the same quarter of the prior year (the weather in the quarter ended March 31, 2007, was approximately 11% colder than the prior-year period but approximately 6% warmer than normal). Retail propane gross profit, excluding the non-cash effect of derivative contracts discussed below, was $140.3 million in the quarter ended March 31, 2007, as compared to $124.9 million in the quarter ended March 31, 2006. Gross profit from other propane operations, including wholesale, appliances, service, transportation, distillates and other was $26.1 million in the quarter ended March 31, 2007, as compared to $19.1 million in the prior year.

For the six-month period ended March 31, 2007, there were 263.7 million retail propane gallons sold compared to 263.9 million gallons sold during the same period in the prior year (the weather in the six month period ended March 31, 2007 was approximately 1% colder than the prior-year period but 8% warmer than normal). Retail propane gross profit, excluding the non-cash charges on derivative contracts discussed below, was $233.0 million for the six months ended March 31, 2007, as compared to $220.2 million in the six months ended March 31, 2006. Gross profit from other propane operations, including wholesale, appliances, service, transportation, distillates and other was $49.9 million in the six months ended March 31, 2007, as compared to $42.1 million in the prior year.

Gross profit from midstream operations increased to $16.8 million in the quarter ended March 31, 2007, compared to $10.3 million in the prior year. Gross profit from midstream operations for the six months ended March 31, 2007 was $29.6 million as compared to $20.6 million in the prior year.

For the quarter ended March 31, 2007, operating and administrative expenses increased to $65.9 million from $57.4 million in the same period of fiscal 2006. Operating and administrative expenses for the six months ended March 31, 2007, were $131.5 million as compared to $126.1 million in the same period of fiscal 2006.

Net income of $86.5 million, or $1.70 per diluted limited partner unit, for the quarter ended March 31, 2007, excludes the recognition of $0.2 million of non-cash gains from derivatives contracts associated with retail propane fixed price sales and a loss of $0.2 million on the disposal of excess property, plant, and equipment. Net income for the quarter ended March 31, 2006, was $65.2 million, or $1.48 per diluted limited partner unit, excluding the recognition of $3.1 million of non-cash charges from derivative contracts and a loss of $0.3 million on the disposal of excess property, plant, and equipment.

Net income of $116.8 million, or $2.25 per diluted limited partner unit, for the six months ended March 31, 2007 excludes the recognition of negligible non-cash gains from derivatives contracts associated with retail propane fixed price sales and a loss of $0.9 million on the disposal of excess property, plant, and equipment. Net income for the six months ended March 31, 2006, was $92.4 million, or $2.05 per diluted limited partner unit, excluding the recognition of $19.2 million of non-cash charges from derivative contracts and a loss of $0.7 million on the disposal of excess property, plant, and equipment.

Inergy Holdings, L.P.

As discussed above, the $0.575 limited partner unit distribution by Inergy, L.P. results in Inergy Holdings, L.P. receiving a total distribution of $10.3 million with respect to the second fiscal quarter of 2007. As a result of this Inergy, L.P. distribution, Inergy Holdings, L.P. declared a quarterly distribution of $0.480 per limited partner unit or $1.92 on an annualized basis. The distribution will be paid on May 15, 2007, to unitholders of record as of May 8, 2007.

Inergy, L.P. and Inergy Holdings, L.P. will conduct a live conference call and internet webcast for both companies today, May 9, 2007, to discuss results of operations for the second quarter and its business outlook. The call will begin at 10:00 a.m. CT. The call-in number for the earnings call is 1-877-405-3427, and the conference name is Inergy, L.P. The live internet webcast and the replay can be accessed on Inergy’s website, www.inergypropane.com. A digital recording of the call will be available for the one week following the call by dialing 1-800-642-1687 and entering the pass code 7133265.

Inergy, L.P., with headquarters in Kansas City, Mo., is among the fastest growing master limited partnerships in the country. The company’s operations include the retail marketing, sale and distribution of propane to residential, commercial, industrial and agricultural customers. Today, Inergy serves approximately 700,000 retail customers from over 300 customer service centers throughout the eastern half of the United States. The company also operates a natural gas storage business and a supply logistics, transportation and wholesale marketing business that serves independent dealers and multi-state marketers in the United States and Canada.

Inergy Holdings, L.P.’s assets consist of its ownership interest in Inergy, L.P., including limited partnership interests, ownership of the general partners, and the incentive distribution rights.

This press release contains forward-looking statements, which are statements that are not historical in nature such as our adjusted EBITDA guidance and our business outlook. Forward-looking statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or any underlying assumption proves incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the key factors that could cause actual results to differ materially from those referred to in the forward-looking statements are: weather conditions that vary significantly from historically normal conditions, the general level of petroleum product demand and the availability of propane supplies, the price of propane to the consumer compared to the price of alternative and competing fuels, the demand for high deliverability natural gas storage capacity in the Northeast, our ability to successfully implement our business plan for both the Stagecoach facility and the West Coast expansion, the outcome of rate decisions levied by the Federal Energy Regulatory Commission, our ability to generate available cash for distribution to unitholders, the costs and effects of legal, regulatory and administrative proceedings against us or which may be brought against us and our ability to sustain our historical levels of internal growth. These and other risks and assumptions are described in Inergy’s annual report on Form 10-K and other reports that are available from the United States Securities and Exchange Commission.

<TABLE FOLLOWS>

Inergy, L.P. and Subsidiaries

Consolidated Statements of Operations

For the Three Months and Six Months Ended March 31, 2007 and 2006

(in millions, except unit and per unit data)

	(Unaudited) Three Months Ended March 31,		(Unaudited) Six Months Ended March 31,
	2007	2006	2007	2006
Revenues:
Propane	$460.5	$389.0	$787.9	$756.4
Other	92.2	87.8	172.5	170.7

	552.7	476.8	960.4	927.1

Cost of product sold (excluding depreciation and amortization as shown below):
Propane	313.3	265.8	544.0	549.7
Other	56.0	59.8	103.9	113.7

	369.3	325.6	647.9	663.4

Gross profit	183.4	151.2	312.5	263.7

Operating and administrative expenses	65.9	57.4	131.5	126.1
Depreciation and amortization	19.0	18.3	39.5	38.1
Loss on disposal of assets	0.2	0.3	0.9	0.7

Operating income	98.3	75.2	140.6	98.8

Other income (expense):
Interest expense, net	(13.4)	(14.3)	(27.1)	(27.4)
Finance charge income	0.9	0.9	1.5	1.4
Other income	1.0	0.3	1.2	0.4

Income before income taxes	86.8	62.1	116.2	73.2

Provision for income taxes	(0.3)	(0.3)	(0.3)	(0.7)

Net income	$86.5	$61.8	$115.9	$72.5

Net income allocable to:
Non-managing general partner interest	$7.0	$4.9	$13.1	$8.8
Limited partner interest	79.5	56.9	102.8	63.7

	$86.5	$61.8	$115.9	$72.5

Net income per limited partner unit:
Basic	$1.70	$1.41	$2.24	$1.58
Diluted	$1.70	$1.40	$2.23	$1.56

Weighted average limited partners’ units outstanding (in thousands):
Basic	46,656	40,278	45,884	40,249
Diluted	46,826	40,760	46,076	40,736

	(Unaudited) Three Months Ended March 31,		(Unaudited) Six Months Ended March 31,
	2007	2006	2007	2006
Supplemental Information:

Retail gallons sold	152.5	138.9	263.7	263.9

Cash			$44.0	$17.1

Outstanding debt:
Working Capital Facility			$—	$14.2
Acquisition Facility			—	50.0
Senior unsecured notes			622.3	619.6
Other debt			15.6	12.2

Total debt			$637.9	$696.0

Total partners’ capital			$854.4	$704.9

EBITDA:
Net income	$86.5	$61.8	$115.9	$72.5
Interest expense, net	13.4	14.3	27.1	27.4
Provision for income taxes	0.3	0.3	0.3	0.7
Depreciation and amortization	19.0	18.3	39.5	38.1

EBITDA (a)	$119.2	$94.7	$182.8	$138.7
Non-cash (gain) loss on derivative contracts	(0.2)	3.1	—	19.2
Loss on disposal of assets	0.2	0.3	0.9	0.7
Non-cash compensation expense	0.2	0.1	0.3	0.1

Adjusted EBITDA (a)	$119.4	$98.2	$184.0	$158.7

Distributable cash flow:
Adjusted EBITDA (a)	$119.4	$98.2	$184.0	$158.7
Cash interest expense (b)	(12.7)	(13.8)	(25.9)	(26.5)
Maintenance capital expenditures (c)	(0.9)	(0.7)	(1.5)	(1.4)
Provision for income taxes	(0.3)	(0.3)	(0.3)	(0.7)

Distributable cash flow (d)	$105.5	$83.4	$156.3	$130.1

(c)	EBITDA is defined as income (loss) before taxes, plus net interest expense (inclusive of write-off of deferred financing costs) and depreciation and amortization expense. Adjusted EBITDA represents EBITDA excluding (1) non-cash gains or losses on derivative contracts associated with fixed price sales to retail propane customers, (2) non-cash compensation charges for equity compensation, and (3) gains or losses on disposals of assets. EBITDA and Adjusted EBITDA should not be considered an alternative to net income, income before income taxes, cash flows from operating activities, or any other measure of financial performance calculated in accordance with generally accepted accounting principles as those items are used to measure operating performance, liquidity or ability to service debt obligations. EBITDA and Adjusted EBITDA are presented because such information is relevant and is used by management, industry analysts, investors, lenders and rating agencies to assess the financial performance and operating results of our fundamental business activities. We believe that the presentation of EBITDA and Adjusted EBITDA are useful to lenders and investors because of its use in the propane industry and for master limited partnerships as an indicator of the strength and performance of the ongoing business operations, including the ability to fund capital expenditures, service debt and pay distributions. Additionally, we believe that EBITDA and Adjusted EBITDA provides useful information to our investors for trending, analyzing and benchmarking our operating results as compared to other companies that may have different financing and capital structures. The presentation of EBITDA and Adjusted EBITDA allows investors to view our performance in a manner similar to the methods used by management and provides additional insight to our operating results.
(d)	Cash interest expense is net of amortization charges associated with deferred financing costs.
(e)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels.
(f)	Distributable cash flow is defined as Adjusted EBITDA, less cash interest expense, maintenance capital expenditures and income taxes. We believe that distributable cash flow provides additional information for evaluating the Partnership’s ability to declare and pay distributions to unitholders. Distributable cash flow should not be considered an alternative to cash flow from operating activities or any other measure of financial performance in accordance with accounting principles generally accepted in the United States. Distributable cash flow, as we define it, may not be comparable to distributable cash flow or similarly titled measures used by other corporations and partnerships.

Inergy Holdings, L.P. and Subsidiaries

Consolidated Statements of Operations

For the Three Months and Six Months Ended March 31, 2007 and 2006

(in millions, except unit and per unit data)

	(Unaudited) Three Months Ended March 31,		(Unaudited) Six Months Ended March 31,
	2007	2006	2007	2006
Revenues:
Propane	$460.5	$389.0	$787.9	$756.4
Other	92.2	87.8	172.5	170.7

	552.7	476.8	960.4	927.1

Cost of product sold (excluding depreciation and amortization as shown below):
Propane	313.3	265.8	544.0	549.7
Other	56.0	59.8	103.9	113.7

	369.3	325.6	647.9	663.4

Gross profit	183.4	151.2	312.5	263.7

Operating and administrative expenses	66.2	57.7	131.9	126.7
Depreciation and amortization	19.0	18.3	39.5	38.1
Loss on disposal of assets	0.2	0.3	0.9	0.7

Operating income	98.0	74.9	140.2	98.2

Other income (expense):
Interest expense, net	(14.0)	(14.8)	(28.3)	(28.4)
Finance charge income	0.9	0.9	1.5	1.4
Other income	1.0	0.3	1.2	0.4

Income before income taxes and interest of non-controlling partners in Inergy, L.P.’s net income	85.9	61.3	114.6	71.6

Provision for income taxes	(0.8)	(0.7)	(1.0)	(1.2)
Interest of non-controlling partners in Inergy, L.P.’s net income	(72.9)	(51.6)	(94.3)	(57.7)

Net income	$12.2	$9.0	$19.3	$12.7

Net income applicable to limited partners’ units	$12.2	$9.0	$19.3	$12.7

Net income per limited partner unit:
Basic	$0.61	$0.45	$0.97	$0.64
Diluted	$0.60	$0.45	$0.96	$0.63

Weighted average limited partners’ units outstanding (in thousands):
Basic	20,002	20,000	20,002	20,000
Diluted	20,241	20,173	20,212	20,199